Exhibit 10.9

CONFIDENTIAL

LICENSE AGREEMENT

Dated as of March 24, 2020

between

METUCHEN PHARMACEUTICALS LLC

and

HYBRID MEDICAL LLC

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TABLE OF CONTENTS

1.	DEFINITIONS.	3

2.	RIGHTS AND RESTRICTIONS.	9

3.	RESPONSIBILITIES OF PARTIES.	11
4.	PAYMENT TERMS.	14

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.	18

6.	TERM AND TERMINATION.	22
7.	OWNERSHIP AND OTHER PROPRIETARY RIGHTS.	25

8.	CONFIDENTIALITY.	31

9.	INDEMNIFICATION AND INSURANCE.	33

10.	LIMITATION ON LIABILITY.	35

11.	DISPUTE RESOLUTION.	36

12.	MISCELLANEOUS.	37

METUCHEN/HYBRID DEVELOPMENT AND LICENSE AGREEMENT

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SCHEDULES

Schedule 1         HYBRID Patents

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LICENSE AGREEMENT

This License Agreement (this “Agreement”) is signed by HYBRID MEDICAL, LLC (including any affiliates) (“HYBRID”) and METUCHEN PHARMACEUTICALS LLC (“METUCHEN”) as of March 24th, 2020 (“Effective Date”) METUCHEN and HYBRID are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, HYBRID is engaged in the development of, and is the owner of certain, technology and intellectual property rights in the area topical applications containing emu oil, nicardipine and superoxide dismutase as active pharmaceutical ingredients for treatment of Peyronie’s disease or any Product resulting from the Option herein (“Product”);

WHEREAS, METUCHEN develops, markets, distributes and sells pharmaceutical products; and

WHEREAS, METUCHEN and HYBRID desire to collaborate on the development and commercialization of such PRODUCT for the treatment of Peyronie’s disease and additional indications as described further herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, METUCHEN and HYBRID agree to the foregoing and as follows:

1.             DEFINITIONS. Each of the capitalized terms used in this Agreement (other than the headings of the Sections), whether used in singular or plural form, shall have the meaning ascribed to each in this Agreement or as set forth below.

1.1              “Action” means, with respect to the applicable Party having such right pursuant to Section 7.11 (Enforcement), any action that such Party reasonably deems appropriate including notifying the infringer to cease and desist all such Infringing Activity, filing a complaint and instituting a lawsuit.

1.2              “Affiliate” means any individual, corporation or other legal entity which a Party directly or indirectly through one or more intermediaries controls or which is controlled by or under common control with such Party. For the purpose of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an individual, corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3             “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

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1.4              “Change of Control” of METUCHEN means: (a) a merger, reorganization or consolidation of METUCHEN with a Third Party which results in the voting securities of METUCHEN outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; (b) a Third Party becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of METUCHEN; or (c) the sale or other transfer of all or substantially all of METUCHEN’s business or assets.

1.5              “Confidential Information” has the meaning as set forth herein.

1.6              “Control” or “Controlled” means, in the context of a license to or ownership of intellectual property, possession of the ability on the part of a Party to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.7              “Current Good Clinical Practice” means the applicable current good clinical practices promulgated by the FDA or other applicable Regulatory Agency in any region or country other than the United States, including any applicable requirements of Title 21 of the Code of Federal Regulations.

1.8              “Current Good Laboratory Practice” means the applicable current good laboratory practices promulgated by the FDA or other applicable Regulatory Agency in any region or country other than the United States, including any applicable requirements of Title 21 of the Code of Federal Regulations.

1.9              “Current Good Manufacturing Practices” or “cGMP” means the applicable current good manufacturing practices promulgated by the FDA or other applicable Regulatory Agency in any region or country other than the United States, including any applicable requirements of Title 21 of the Code of Federal Regulations.

1.10              “Customer” means any Person that is not an Affiliate of METUCHEN and purchases Product(s) from METUCHEN or its Affiliates.

1.11             “Developed Data” means that portion of the Work Product that consists solely of data resulting from pre-clinical and clinical trials conducted in connection with the Product and which was funded by METUCHEN.

1.12             “Development Plan” means the development plan and budget mutually agreed in writing by the Parties for the development of a Product by HYBRID for METUCHEN under this Agreement.

1.13              “Excluded Person” means an Ineligible Person or a Person on an Exclusion List.

1.14              “Exclusion Lists” mean: (a) the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); (b) the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); and (c) the FDA Debarment List (available through the Internet at http://www.fda.gov/ora/compliance ref/debar/).

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1.15              “Export Control Laws” means: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Product by any country or organization or nation within the jurisdiction in which Licensee operates or does business

1.16              “FDA” means the United States Food and Drug Administration or any successor entity.

1.17              “Field” means treatment of Peyronie’s disease and, any additional fields in which Metuchen actually pays for an Option to exercise a license for additional treatments covered by the Patent Rights.

1.18              “First Commercial Sale” of a Product means the first sale for use or consumption by the general public of such Product in a country after Marketing Approval and, if required for commercial sale, Price Approval, has been granted by the governing health authority of such country.

1.19              “First Product” means the first Product that METUCHEN sells under this Agreement for use or consumption by the general public after Marketing Approval has been granted by the FDA for such first Product.

1.20              “Force Majeure” means if the performance by either Party of any obligation under this Agreement is wholly or partially prevented, restricted, interfered with or delayed and the cause or causes are not due to, or caused by, any action or inaction of the Party claiming the benefit of force majeure or are not reasonably within the control of the Party claiming the benefit of force majeure, including acts of God, terrorism, acts by a Governmental Authority or Regulatory Agency, floods, fires, civil commotion, embargoes, quotas, or any delays or detention by customs, health or other Government Authorities.

1.21              “GAAP” means generally accepted accounting principles in effect in the United States at the applicable time. GAAP shall be applied by the Parties in a consistent manner.

1.22              “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of: (a) any government of any country; or (b) a federal, state, province, county, city or other political subdivision thereof.

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1.23              “HYBRID New Patents” means any Patents from a HYBRID New Invention.

1.24              “HYBRID New Invention” means any invention conceived or reduced to practice solely by HYBRID which is in the category of the Field of Use and covered by a Valid Claim of the HYBRID Patents licensed herein.

1.25              “HYBRID Know-How” means any and all scientific, medical, technical, marketing, and regulatory information, know-how, trade secrets, inventions, discoveries, technology, modifications, improvements or the like (including clinical, safety, toxicity, analytical and technical data, assays, and analytical methods), that is or relates to (a) the HYBRID Technology, and (b) the formulations, tolerability, compatibility and stability of the Product(s), and is owned or Controlled by HYBRID or its Affiliates as of the Effective Date or at any time until the Launch Date of the First Product and is necessary for, or reasonably useful to, METUCHEN to exercise any of METUCHEN’s rights or perform any of METUCHEN’s obligations under this Agreement.

1.26              “HYBRID Patent Rights” means any and all rights under any Patents owned or Controlled by HYBRID or its Affiliates in any country of the Territory, as of the Effective Date or at any time until the Launch Date of the first Product that relate to or may be useful to the development, manufacture, use, sale, offer for sale, distribution, importation, exportation or other exploitation of the Product(s). HYBRID Patent Rights includes the patents and patent applications listed on Schedule 1.87 (HYBRID Patent Rights) and the HYBRID Developed Patents.

1.27              “HYBRID Technology” means: (a) the HYBRID Know-How, (b) the HYBRID Patent Rights; (d) HYBRID Work Product; (e) HYBRID New Inventions; and (f) HYBRID New Patents.

1.28              “HYBRID Work Product” means Work Product owned by HYBRID.

1.29              “IND” means an Investigational New Drug Application, or the equivalent submission in any country, submitted to a Regulatory Agency.

1.30              “Ineligible Person” means a Person who: (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or non-procurement programs; or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

1.31              “Launch Date” means the date of the First Commercial Sale of a Product by or on behalf of METUCHEN, its Affiliates or a sublicensee of METUCHEN to a Customer in the Territory.

1.32              “Legal Requirements” means: (a) all applicable laws, statutes, rules, regulations, or ordinances of a Governmental Authority; (b) Current Good Manufacturing Practices, Current Good Laboratory Practices, Current Good Clinical Practices, ICH guidelines and all applicable regulations of the FDA and any other applicable regulatory authority;

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1.33              “Licensed Work Product” means (i) the METUCHEN Work Product and (ii) the data described in Section 3.4 (Regulatory Submissions and Cooperation).

1.34              “Marketing Approval” means the receipt of the applicable approvals, licenses, registrations or authorizations of any federal, state or local Regulatory Agency, department, bureau or other governmental entity, necessary for the sale of a Product in a country or region, but shall not include Price Approval in any country.

1.35              “METUCHEN Royalty Period” means, on a country-by-country basis, the period commencing on the Launch Date for the applicable Product in the applicable country and terminating upon the expiration of the last to expire issued patent within the HYBRID Patent Rights or HYBRID New Patents having at least one Valid Claim covering Product Rights.

1.36              “METUCHEN Technology” means, collectively: (a) METUCHEN Work Product; (b) METUCHEN Inventions; and (c) METUCHEN Developed Patents.

1.37              “METUCHEN Trademark(s)” means any of the trademarks, service marks, logos, product configuration, trade dress or trade names used by METUCHEN and/or developed by METUCHEN in connection with the Product(s) during the Term of this Agreement including any trademarks, service marks, logos, product configuration, and/or trade dress for use with the Product(s).

1.38              “METUCHEN Work Product” means Work Product owned by METUCHEN.

1.39              “NDA” means a New Drug Application, or the equivalent submission, submitted to the applicable Regulatory Agency.

1.40              “Net Sales” means, for the applicable period, the gross amounts invoiced for sales of all applicable Products by METUCHEN, its Affiliates or their respective sublicensees to Third Parties, less the Net Sales Adjustments, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which procedures and methodologies shall be in accordance with GAAP. For the avoidance of doubt, the transfer of any Product by METUCHEN or one of its Affiliates to another Affiliate of METUCHEN shall not be considered a sale; in such cases, Net Sales shall be determined based on the gross invoiced sales made by such Affiliate to a Third Party, less the Net Sales Adjustments. Net Sales shall not include distribution to a Third Party of Products for research, manufacturing or quality testing, clinical trials, compassionate or humanitarian purposes including expanded access programs (which provide access to therapies for no monetary consideration) or charitable donations.

1.41              “Net Sales Adjustments” means the following items as applicable to each such Product to the extent such items are customary under industry practices:

(a)               credits or allowances actually granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life), retroactive price reductions, or billing corrections;

(b)               invoiced freight, postage, shipping, shipping insurance, handling and other transportation costs;

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(c)               credits or allowances actually granted including quantity, cash, bad debt and other trade discounts; and

(d)               taxes (including sales, value-added or excise taxes, but excluding withholding taxes and taxes paid by METUCHEN on the net income derived from sales of the Products), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the sale, transportation, delivery, exportation or importation of Products that are actually incurred at time of sale or are directly related to the sale and not otherwise previously deducted.

1.42          “Patent(s)” means any and all rights under any patents, patent applications and patents issuing on such patent applications, together with any continuations, continuations-in-part, divisionals, reissues, renewals, reexamination certificates, substitutions, extensions, supplementary protection certificates or certificates of invention with respect to any of the foregoing.

1.43          “Person” means any natural person, corporation, partnership, trust, joint venture, Governmental Authority or other entity or organization.

1.44          “Price Approval” means, with respect to any country in which the price at which METUCHEN or its Affiliates or sublicensees sells Product must be approved by a Governmental Authority or Regulatory Agency for reimbursement or payment purposes, the receipt of approval by the applicable authority with respect to such price.

1.45          “Product(s)” has the meaning provided in the Recitals.

1.46          “Product Rights” means the applicable Product or its use, manufacture, offer for sale, sale or importation.

1.47          “Promotional Activities” means the detailing of Product by sales representatives or other marketing means to promote the applicable Product in accordance with the terms and conditions of this Agreement to a licensed health care professional.

1.48          “Regulatory Agency” means: (a) with respect to the United States, the FDA; and( b)   in the case of a country other than the United States, such other appropriate regulatory agency or authority with similar responsibilities.

1.49          “Territory” means: the entire world.

1.50          “Therapeutic Equivalent” has the meaning given to it by the FDA in the current edition of the “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) as may be amended from time to time.

1.51          “Valid Claim” means a claim in HYBRID Patent Rights that has not been: (a) canceled; (b) revoked or declared invalid and/or unenforceable by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction; (c)  admitted to be invalid or unenforceable through disclaimer, or surrendered during a reissue or reexamination; or (d) abandoned.

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1.52          “Work Product” means any and all technical, scientific, regulatory, clinical and medical information and data, know-how, formulations, trade secrets, techniques, processes, ideas, concepts, designs, original works of authorship, enhancements, derivative works, adaptations and discoveries developed, conceived, reduced to practice, originated, prepared, learned, generated, obtained or made by or on behalf of a Party or its Affiliates and arising out of such Party’s performance (whether directly or through the use of a Party’s Affiliates or Third Parties performing for such Party or its Affiliates) under this Agreement after the Effective Date, including all formulations, manufacturing processes, preclinical and clinical data, analytical and quality control data, stability data, studies and procedures and marketing studies as well as drug applications and interactions with regulatory authorities.

2.             RIGHTS AND RESTRICTIONS.

2.1          Grant of Licenses to METUCHEN.

(a)               Subject to the terms and conditions of this Agreement (including payment of the royalties set forth in Section 4.3 (METUCHEN Royalty Payments) and Section 6 (Term and Termination)), HYBRID hereby grants to METUCHEN, and METUCHEN hereby accepts, the following rights (collectively referred to as the “METUCHEN Rights”): an exclusive (even as to HYBRID) right and license (with the right to transfer, sell, or grant sublicenses) in, to and under the HYBRID Technology to research, have researched, make or have made, use or have used, improve or have improved, develop or have developed, apply for regulatory approval, market or have marketed, distribute or have distributed, import or have imported, export or have exported, practice, have practiced, sell, offer for sale, have sold or otherwise exploit Product(s) in the Field in the Territory, including all intellectual property, future formulation development, clinical trial expenses and regulatory fees.

METUCHEN will have exclusive operational and budgetary oversight for all development, manufacturing, marketing, lifecycle strategy and commercialization efforts including all regulatory applications and approvals.

Subject to Section 6 (Term and Termination) and Section 4.3 (METUCHEN Royalty Payments), the licenses granted to METUCHEN under this Section 2 are irrevocable and perpetual, subject to Section 6 (Term and Termination). In addition, upon expiration of the METUCHEN Royalty Period for a Product in a country, no further royalties shall be payable in respect of sales of such Product in such country and thereafter the licenses granted to METUCHEN under this Section 2 with respect to such Product in such country shall be fully paid-up and royalty-free, and METUCHEN shall have the right to exploit, without any obligation of accounting or otherwise to HYBRID, the Products, in accordance with the licenses granted to METUCHEN in this Section 2.

(b)               Subject to Section 6 (Term and Termination) and Section 4.3 (METUCHEN Royalty Payments), HYBRID hereby grants to METUCHEN, and METUCHEN hereby accepts, an exclusive (even as to HYBRID), royalty-free, irrevocable, perpetual right and license (with the right to transfer, sell or otherwise grant sublicenses) to the HYBRID Technology, and all improvements thereof, or relating thereto.

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2.2          Sublicenses. In accordance with the license granted in Section 2.1 above, METUCHEN has the right to exercise some or all of the METUCHEN Rights through one or more Affiliates, sublicensees or subcontractors, and to provide sublicenses thereto.

2.3          Formulation Rights. HYBRID acknowledges the substantial investment in time, money and other resources that METUCHEN is making and will continue to make with respect to development of Product under this Agreement. Accordingly: (a) HYBRID agrees that the HYBRID Know-How includes any existing PRODUCT formulations (including improvements thereto) developed and owned by HYBRID as of the Effective Date, including any future improvements thereto; (b) HYBRID and HYBRID shall disclose to METUCHEN promptly any existing or future PRODUCT formulations (including improvements thereto) described in subsection (a) above; and (c) neither HYBRID nor any of its Affiliates shall, directly or indirectly, utilize or license the HYBRID Technology for the purposes of researching, making, using, improving, developing, marketing, commercializing, distributing, importing, selling, offering for sale, or otherwise exploiting in or for the Territory, nor shall HYBRID nor any of its Affiliates, either directly or indirectly, utilize or license the HYBRID Technology to assist any Third Party in researching, making, using, improving, developing, marketing, commercializing, distributing, importing, selling, offering for sale, or otherwise exploiting, in or for the Territory, any PRODUCT, or that otherwise is for the same indication or competitive therewith. HYBRID acknowledges and agrees that this Section 2.3 is binding upon HYBRID and any successor or assigns of HYBRID.

2.4           Option. METUCHEN shall have the option (hereinafter “Option”) to any new indications for the Product developed by HYBRID. METUCHEN will provide written notice to HYBRID of an Option at the HYBRID address specified in Section 12.5 (the “Option Notice”). Such Option shall be kept open, and exercisable by METUCHEN up to and including the time of patent application for the Product or indication, establishment or the development of data reasonably sufficient to provide a regulatory pathway for approval of indication of use whichever of the foregoing is latest (“Option Period”). Any such exercise will operate to include the Optioned product in the Product and in accordance with the terms of this Agreement. Exercise of such Option will be on the basis of payment by METUCHEN of a fee of $250,000 per indication within thirty (30) days of the sending of the Option Notice to HYBRID. If METUCHEN fails to make the required payment within the required time frame, METUCHEN is automatically and without further action required deemed to have forever waived such Option. To the extent METUCHEN exercises its Option to additional products and/or indications as contained herein, such Optioned product shall be subject to the License hereunder, and under the same Terms and Conditions of this Section 2, along with any other commercial terms which may be reasonably agreed between the Parties and such product shall be included as a Product and such indication shall be included within the Field.

2.5              No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances does a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right or license to any technology, regulatory submissions, or Patents rights of the other Party, including items owned, Controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

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2.6              M&A Circumstance. If a third-party acquirer approaches METUCHEN for acquisition, H100 will be valued by the third party acquirer as a component of due diligence and asset valuation (valuation process to be neutral, fair and diligent in assessment process). In such event, HYBRID will receive 10% of Hl00 valuation accordingly as a transactional remuneration of the acquisition. Additionally, under the scenario of acquisition, third party acquirer will be contractually obligated to accept as binding on it the conditions and terms of this Agreement, rendering this Agreement durable through any further acquisition transaction, and abiding by the terms in this Agreement.

3.             RESPONSIBILITIES OF PARTIES.

3.1               HYBRID Responsibilities.

HYBRID will provide METUCHEN with any IND’s, or other regulatory information and/or clinical trial data previously conducted by it, or by any other institution or investigator or consultant on its behalf. For the avoidance of doubt, the foregoing includes all reports and analyses by HYBRID or its consultants with respect to the regulatory pathway or clinical trial or other investigation requirements which might be required by the FDA or any other regulatory body including IRB’s, reports and data from any research and development, or investigations conducted by HYBRID or any third party with regard to the Product or its active ingredients, including toxicological, animal and human studies, notes, minutes and correspondence with the FDA, any presentation or meeting materials prepared by or on behalf of HYBRID.

3.1.1	Technology Transfer.

(a)               Beginning promptly after execution of this Agreement and continuing thereafter, HYBRID shall provide to METUCHEN competent and knowledgeable assistance to facilitate the transfer of the HYBRID Technology to and for the use of, METUCHEN and its designees in accordance with the terms of this Agreement. As an example, HYBRID shall cooperate with and provide METUCHEN, its Affiliates and Third Party contract manufacturers with such reasonable assistance as HYBRID and METUCHEN jointly agree is reasonably necessary, with possible travel expense remittance as necessary and appropriate for such collaboration.

(b)               Unless otherwise stated herein, HYBRID shall deliver to METUCHEN, the documents and information comprising the complete technical transfer package it has as of the Effective Date including any and all incomplete or draft reports, data and other documents relating to any consultants, attorneys, physicians, scientists or governmental regulatory bodies including but not limited to the USFDA and USPTO.

3.1.2         Regulatory Proceedings. Upon METUCHEN’s reasonable request, HYBRID shall cooperate with and provide METUCHEN all such assistance, documentation and information as reasonably necessary or useful with respect to any of METUCHEN’s regulatory submissions or proceedings in connection with the Product, including providing access to HYBRID Technology, applicable personnel, records, materials, data, facilities or any other items reasonably requested by METUCHEN.

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3.1.3        Cooperation with Regulatory Agencies. HYBRID shall cooperate with METUCHEN and the applicable Governmental Authority or Regulatory Agency with respect to any inspections it may require of HYBRID’s or its respective subcontractors’ facilities and procedures relevant to and in connection with the Product(s). HYBRID shall promptly provide METUCHEN with written notice and, as applicable, copies of any communications between HYBRID and the applicable agencies with respect to the HYBRID Technology, laboratory facilities or the Product(s) to the extent such communications are relevant to the Product(s).

3.2           Non-Compete/Exclusivity. In no event shall HYBRID or any affiliate of HYBRID, including but not limited to an acquirer in whole or in part, or any joint venturer market any product in competition with the Product (including any Product covered by the Option provision before or after exercise as described hereinabove). Competition includes any product marketed for the treatment of Peyronie’s disease or any Product hereunder. This includes any license or permission to any other party to market, make or promote a Product, including but not limited to compounding pharmacies. For the avoidance of doubt, HYBRID shall, no later than the date on which METUCHEN pays to HYBRID the remaining Eight Hundred Thousand Dollars ($800,000.00) under Section 4.1.2 below or the remaining Nine Hundred Thousand Dollars ($900,000.00) under Section 4.1.3 below, as applicable, cease any sale, marketing or promotion directly or indirectly, or any license or permission to any other party or compounding pharmacy to make, market, sell or distribute any Product. The foregoing shall not be construed as limiting HYBRID from maintaining a corporate website which states only that a Product for its indication has been licensed to METUCHEN.

3.3	METUCHEN Responsibilities

3.3.1        METUCHEN, in good faith effort and procession of clinical development and commercialization, will expend sufficient and reasonable effort towards sequential process of clinical development, reasonably accommodative of ordinary process hurdles or delays.

3.3.2        Below is a proposed initial development roadmap intended to demonstrate the potential stepwise process correlated with reasonable estimated periods. Reasonable commercial efforts will be made compliantly, diligently and effectively to commercialize product in as promptly a timeline as process allows.

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3.4           Additional Responsibilities of METUCHEN. In addition to METUCHEN’s other responsibilities under this Agreement and subject to the other terms and conditions of this Agreement, METUCHEN shall use commercially reasonable efforts to undertake the following activities in the Territory with respect to the Product, which activities may in METUCHEN’s discretion be carried out by METUCHEN alone, or together with an Affiliate or subcontractors:

(a)              Conduct the appropriate clinical trials and toxicology studies and prepare and file the necessary regulatory submissions in order to obtain Marketing Approval from the FDA;

(b)              Work alone or together with its Affiliates and subcontractors to conduct formulation process development, scale-up and validation;

(c)              Undertake development and regulatory filing of the Product in accordance with the Development Strategies Program, and which efforts by METUCHEN shall be substantially similar to METUCHEN’s efforts for its own products of similar commercial potential taking into account scientific, business, marketing and return on investment considerations, and taking into account that each of such considerations may change over time; and

(d)              Provide HYBRID with monthly updates during the first year, and quarterly thereafter, regarding METUCHEN’s progress with respect to the Development Strategies Program, including providing summaries of scientific results, clinical trial results and material FDA meetings, notices and approvals, all of which will be memorialized in minutes of such reports unless otherwise agreed by the Parties.

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3.5	Regulatory Submissions and Cooperation.

Subject to the terms of this Agreement, including METUCHEN’s undertakings set forth in Section 3.3 above, METUCHEN, in its reasonable discretion, shall have the sole right to submit any and all regulatory submissions within the Territory with respect to Product(s) developed under this Agreement In addition, METUCHEN also shall have the right to list in the FDA’s Orange Book any HYBRID Patent Rights that cover the Product or are directed to a method of treating INDICATION by administration of the Product. All such submissions will be the exclusive property of METUCHEN.

3.6           Commercial Launch.

Subject to the other terms and conditions of this Agreement, METUCHEN shall undertake launch, sales and marketing of the Product in the Territory using efforts substantially similar to METUCHEN’s commercialization efforts for its own products of similar commercial potential taking into account scientific, business, marketing and return on investment considerations, and taking into account that each of such considerations may change over time.

4.             PAYMENT TERMS. Subject to the terms and conditions of this Agreement, the Parties shall make the applicable payments in accordance with the terms and conditions set forth below.

4.1	License Fees. METUCHEN shall pay HYBRID license fees as follows:

4.1.1        Upfront Payment. METUCHEN shall pay HYBRID the non-refundable, non-creditable amount of One Hundred Thousand Dollars ($100,000.00) in consideration of the license herein, to be paid on the Effective Date.

4.1.2        First Three Month Period. During the initial three (3) month period immediately following the Effective Date (the “Initial Period”), if Metuchen receives: (i) confirmation from the FDA of Orphan Drug status for the Product for Peyronie’s Disease, and (ii) written confirmation by HYBRID with acknowledgement by its counterpart contracting part(ies) of termination of any and all licenses, permission, or other agreements involving the Products (which may occur through execution of an Amendment providing for a full and final termination, without cause, on reasonable notice, of the agreement between Custom RX, LLC and HYBRID in a form mutually acceptable to HYBRID and Metuchen), then Metuchen will pay to HYBRID the non-refundable, non-creditable amount of Nine Hundred Thousand Dollars ($900,000.00) within seven (7) days after receipt of such confirmation. If Metuchen does not receive confirmation from the FDA of Orphan Drug status for the Product for Peyronie’s Disease during the Initial Period, then METUCHEN will have the option to pay an additional non-refundable, non-creditable amount of One Hundred Thousand Dollars ($100,000.00) within seven (7) days of the end of the Initial Period (the “Extension Option Period”) to extend this Agreement for an additional three (3) months from the end of the Initial Period (the “Second Period”). If Metuchen does not pay the additional One Hundred Thousand Dollars ($100,000.00) within the Extension Option Period, then this Agreement is automatically terminated immediately with no further obligations due by either party to the other.

4.1.3         Second Period. During the Second Period, if Metuchen receives: (i) confirmation from the FDA of Orphan Drug status for the Product for Peyronie’s Disease, and (ii) written confirmation by HYBRID with acknowledgement by its counterpart contracting part(ies) of termination of any and all licenses, permission, or other agreements involving the Products (which may occur through execution of an Amendment providing for a full and final termination, without cause, on reasonable notice, of the agreement between Custom RX, LLC and HYBRID in a form mutually acceptable to HYBRID and Metuchen), then Metuchen will pay to HYBRID the non-refundable, non-creditable amount of Eight Hundred Thousand Dollars ($800,000.00) within seven (7) days after receipt of such confirmation. If Metuchen does not receive confirmation from the FDA of Orphan Drug status for the Product for Peyronie’s Disease as of the end of the Second Period, then Metuchen will have the right, exercisable for a period of seven (7) days thereafter, (the “Termination Period”) to terminate this Agreement immediately with no further obligations by either party to the other. In the event that METUCHEN has not exercised its right of termination within the Termination Period, then METUCHEN will pay to HYBRID the non-refundable, non-creditable amount of Eight Hundred Thousand Dollars ($800,000.00) within three (3) days after the end of the Termination Period.

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4.2        Milestone Payments. In addition to the payments in Section 4.1, METUCHEN shall pay HYBRID the non-refundable, non-creditable against future royalty, milestone payments in accordance with the terms and conditions as follows:

4.2.1	First Anniversary of this agreement $125,000

4.2.2	Second Anniversary of this agreement $150,000

4.2.3	Third Anniversary of this agreement $200,000

4.2.4	Fourth Anniversary of this agreement $250,000

4.2.5	Fifth Anniversary and beyond of this agreement $250,000

4.2.6	First Commercial Sale $1,000,000

4.2.7	Cumulative Net Sales of $50M $2,500,000

4.2.8	Cumulative Net Sales of $100M $4,000,000

4.2.9	Cumulative Net Sales of $250M $7,500,000

4.2.10	Cumulative Net Sales of $500M $10,000,000

4.2.11	Once the first commercial sale is executed, Anniversary milestones shall no longer be paid; only Net Sales payments will be made, as incurred based on the foregoing.

4.3	METUCHEN Royalty Payments.

4.3.1        METUCHEN Periodic Royalties. During the METUCHEN Royalty Period, METUCHEN shall pay HYBRID royalties in accordance with this Section 4.3 (METUCHEN Royalty Payments).

(a)              METUCHEN shall pay HYBRID a royalty in the amount of six percent (6%) of cumulative Net Sales in countries in the Territory where a Product Right is covered by one or more Valid Claims of HYBRID Patent Rights or the HYBRID New Patents (“METUCHEN Royalty Payment”).

(b)               Royalty Payment shall be paid beginning with the First Commercial Sale of the Product and continuing for METUCHEN Royalty Period.

(c)             METUCHEN shall pay the METUCHEN Royalty Payment within forty-five (45) calendar days following the end of each calendar quarter.

(d)               In the event a significant change in market conditions (drop in sales by at least 50% over six months due to, by way of example and not limitation, regulatory changes or delays, Regulatory Agency action, recalls, interruption in supply, the introduction of a competing or generic product in the Territory, changes in federal or state reimbursement programs, changes in the pricing of competing products, etc.) has a material adverse effect on actual sales of the applicable Product, the parties will negotiate in good faith to revise the Royalty Payment to reflect such changes by up to a 50% reduction in the royalty rate, in which case the calculation of the Royalty Payment shall be adjusted to account for such changes. In the event a cumulative series of events occur, qualifying for a compounded reduction of royalty rate, described within this section (4.3.1 (d)), the final royalty rate shall not be reduced beyond 50% from original schedule stated within this agreement.

(1)              If the Parties are unable to agree to adjustment of the Royalty within thirty (30) calendar days following METUCHEN’s receipt of HYBRID’s written objections, the Parties shall refer the matter for resolution to an independent Third Party expert mutually agreed to by the Parties, which expert shall have at least five (5) years of relevant experience in the area of specialty pharmaceutical product sales (the “Arbiter”). The Arbiter shall review the applicable sales forecast (including the assumptions on which it is based) and HYBRID’s objections thereto and render a decision, which decision (a) shall take into consideration the assumptions made by METUCHEN with respect to the sales forecast, (b) shall be based on objective market criteria and conditions and (c) may include adjustments to the Sales Forecast based on the findings of the Arbiter. Each Party shall have an opportunity to present their position to the Arbiter and the Arbiter may determine the process for presenting each Party’s position. The decision of the Arbiter with respect to the Sales Forecast shall be final and binding on both Parties.

(2)               Each party shall be responsible for its costs and expenses of the Arbiter.

(e)               Notwithstanding anything in this Agreement to the contrary, the Royalty obligations with respect to a Product shall apply only if a Product Right is covered by one or more Valid Claims within the HYBRID Patent Rights for the applicable country and shall terminate on a country by country basis for the applicable Product in the applicable country upon the expiration of the last to expire issued Patent within the HYBRID Patent Rights having at least one Valid Claim covering one or more Product Rights.

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4.4         Reporting Obligations. The METUCHEN Royalty Payments shall be accompanied by a written report setting forth the Net Sales of the Product(s) sold by METUCHEN during the applicable quarterly period and the calculation of royalties payable for each such quarterly period.

4.5          Records Audit. HYBRID shall have the right, at its sole cost and expense, through a certified public accountant reasonably acceptable to the other METUCHEN (the “Accountant”), to examine the relevant records of METUCHEN during regular business hours during the Term of this Agreement and for one (1) year thereafter to verify the calculation of royalty payments pursuant to Section 4.3 (METUCHEN Royalty Payments) (the “Records”); provided, however that such examination shall not occur more often than once per year and shall not include any Records prior to the three (3) years preceding the accounting. HYBRID shall bear the expense of any such audit unless the audit reveals an underpayment of the applicable royalty payments to HYBRID which in the aggregate require payment to HYBRID in an amount equal to five percent (5%) or more of the total amount due for any calendar year, in which case METUCHEN shall bear the expense of such audit. In the event any errors in payment are discovered by the audit, the Party in error shall pay such amounts due within ten (10) business days following receipt of a demand for payment from the aggrieved Party. If payment will not be made, the Party in error, must, within the same time period as specified for payment, advise the aggrieved Party in written detail of its objections to the audit conclusion. If no agreement can be reached with respect to the amount in dispute, the dispute shall be handled in accordance with the dispute resolution procedures set forth in Section 11 (Dispute Resolution).

4.6	Taxes.

(a)               Each Party (the "Paying Party") shall pay all taxes and levies that by applicable Legal Requirements (including existing treaties for bilateral taxation) such Paying Party is required to pay on payments accruing under this Agreement and shall withhold from sums payable to the other Party all such taxes and levies and the Paying Party shall forward to the other Party documentation evidencing such payments whenever possible. To the extent that the Paying Party determines that it is required to withhold any taxes or levies on payments to the other Party, the Paying Party shall provide the other Party with reasonable prior written notice of the Paying Party's determination in order to provide the other Party an opportunity to provide comments regarding the Paying Party's decision to withhold, which comments the Paying Party shall consider in good faith. To the extent that the Paying Party withholds any taxes or levies on payments to the other Party, such other Party agrees that the Paying Party shall not be obligated to gross-up any such amounts and the other Party waives any right to payment from the Paying Party with respect to the withheld amounts which the Paying Party actually paid to the relevant Governmental Authority pursuant to such applicable Legal Requirements provided the Paying Party provides sufficient documentation from such relevant Governmental Authority evidencing payment. However, if the Paying Party receives a refund of any taxes or levies withheld from amounts paid to the other Party under this Agreement, the Paying Party shall pay to the other Party an amount equal to such refund, provided that the other Party upon request of the Paying Party, agrees to repay the amount paid over to other Party (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) by the Paying Party, if the Paying Party is required to repay such refund to such Governmental Authority. The Paying Party shall promptly notify the other Party of any notifications and discussions with any Governmental Authorities regarding any such refund.

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(b)               The Parties will cooperate with respect to tax matters relating to this Agreement including by providing an IRS Form W-9 or IRS Form W-8BEN (or other such form demonstrating an exemption from applicable taxes or levies as may be reasonably requested by the other Party), provided that such Party is legally entitled to do so. If any IRS Form expires or becomes obsolete or inaccurate in any respect, the Party that provided such form shall promptly (and in any event within thirty (30) days after such expiration, obsolescence, or inaccuracy) notify the other Party in writing of such expiration, obsolescence, or inaccuracy and update the IRS Form if it is legally eligible to do so.

(c)               In the event that any taxes or levies are assessed against one Party (the “Assessed Party”) with respect to payments made by the Assessed Party to the other Party (the “Non-Assessed Party”) under this Agreement, such taxes or levies (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency of payment once the taxes have been assessed) shall be paid by the Non-Assessed Party. Should the Assessed Party have to pay such taxes or levies, the Non-Assessed Party shall promptly reimburse the Assessed Party in full for any taxes or levies (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency in payment once the taxes have been assessed) so paid by the Assessed Party upon receipt of a copy of the assessment. Alternatively, the Assessed Party may reduce the amount of future payments to the Non-Assessed Party under this Agreement so as to recover in full any such taxes or levies (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency in payment once the taxes have been assessed) so paid by the Assessed Party.

4.7           Currency. All payments to be paid to each Party hereunder shall be computed and made in United States Dollars.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1           Representations, Warranties and Covenants of Each Party. Each of the Parties represents, warrants and covenants to the other that:

(a)               it is validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation;

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(b)            the execution of this Agreement and full and timely performance of the covenants, duties and obligations described herein have been duly authorized by all necessary corporate action in accordance with all Legal Requirements;

(c)            it has obtained, and will maintain during the Term, all applicable regulatory approvals, applications, licenses, requests for exemption, permits or other regulatory authorizations with the applicable Regulatory Agency, or any state or local regulatory body necessary to conduct its business activities to date and to conduct its activities under the Agreement on and following the Effective Date;

(d)            it has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement;

(e)            this Agreement is a valid, legal and binding obligation upon such Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency and other Legal Requirements affecting creditors’ rights generally or by the availability of equitable remedies;

(f)             all work performed by or on behalf of a Party with respect to each Product will be conducted in material compliance with all applicable Legal Requirements;

(g)            neither it nor any of its personnel (including subcontractors) have been nor are disqualified or debarred under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C.

§ 336;

(h)            it shall not use in any capacity the services of any Person who is debarred, disqualified or under investigation under the provisions of the Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336, and will notify the other Party immediately in the event the Party is made aware of any investigation or proceeding for debarment;

(i)             neither it nor any personnel within five (5) years preceding the Effective Date have been convicted of any offense required to be listed under FDA regulations; and

(j)            it shall not use any Ineligible Person or a Person on an Exclusion List in connection with the performance of any of its obligations or activities under the Agreement.

5.2           Representations, Warranties and Covenants of HYBRID. HYBRID represents, warrants and covenants to METUCHEN that:

(a)            HYBRID is the sole and exclusive owner of the HYBRID Technology in the Field in the Territory;

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(b)               HYBRID has the right, power and authority to grant to METUCHEN the licenses set forth in this Agreement, free and clear of any liens, security interests, restrictions on use or encumbrances of any nature whatsoever;

(c)              HYBRID has not specifically admitted and does not know of any verdict or decision holding that any claim of the HYBRID Technology is invalid or unenforceable;

(d)               HYBRID has maintained the HYBRID Patent Rights in full force and effect, including the payment of maintenance fees;

(e)                HYBRID has not granted, and shall not grant to any Third Party or any Affiliate, any rights or licenses with respect to, or has not otherwise taken any action that conflicts with, or adversely affects, the rights and licenses granted to METUCHEN under this Agreement;

(f)                HYBRID represents and warrants that is has not had any communications, directly or indirectly, with the FDA or any other regulatory agencies, or consultants or attorneys, with regard to the Product or the matters covered by this Agreement, including meetings, phone calls, correspondence.

(g)               the HYBRID Technology is not involved in nor, to the best of its knowledge, after due inquiry, has not been threatened by any third party to be brought into, any court proceeding, arbitration, mediation interference, reissue, re- examination or opposition; there are no allegations, claims, judgments or settlements, either actual or, to the best of its knowledge, after due inquiry, threatened, relating to any of the Product(s) or the HYBRID Technology;

(h)              there is no action, suit, claim, investigation or proceeding pending, or to the best of its knowledge, after due inquiry, threatened against, by or affecting HYBRID, which, if adversely decided, might adversely affect: (1) HYBRID’s ability to enter into this Agreement; (2) METUCHEN’s rights under this Agreement; or (3) HYBRID’s performance of its obligations under this Agreement;

(i)                to the best of HYBRID’s knowledge, after due inquiry, HYBRID has licensed and provided to METUCHEN all of the rights owned or Controlled by HYBRID as of the Effective Date reasonably necessary for METUCHEN to research, develop or have developed, make or have made, use or have used, improve or have improved, market or have marketed, distribute or have distributed, import or have imported, practice, have practiced, sell, offer for sale, have sold or otherwise dispose of the Product(s) in the Field in the Territory;

(j)                HYBRID has not applied for, nor received, any funds or other benefits from governmental, quasi-governmental or other non-profit sources that grant any such sources rights in or to the technology, intellectual property or know-how licensed hereunder or adversely affect or otherwise restrict the rights granted to METUCHEN under this Agreement.

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5.3	METUCHEN Covenants. METUCHEN covenants to HYBRID that:

(a)               neither METUCHEN nor any of its Affiliates will employ or knowingly use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Products; and in the event that METUCHEN becomes aware of the debarment or disqualification or threatened debarment or threatened disqualification of any Person providing services to METUCHEN or any of its Affiliates with respect to any activities relating to any Products, METUCHEN will immediately notify METUCHEN in writing and METUCHEN will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Products;

(b)             neither METUCHEN nor any of its Affiliates will, in connection with the exercise of METUCHEN’s rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including METUCHEN and its Affiliates, nor will METUCHEN or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of METUCHEN’s rights or performance of METUCHEN’s obligations under this Agreement;

(c)               neither METUCHEN nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of METUCHEN’s rights or performance of METUCHEN’s obligations under this Agreement, shall knowingly cause HYBRID to be in violation of Anti-Corruption Laws or Export Control Laws; and

(d)              METUCHEN shall immediately notify HYBRID if METUCHEN has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of METUCHEN’s rights or performance of METUCHEN’s obligations under this Agreement or any other Transaction Agreement.

5.4          The Parties will cooperate with respect to tax matters relating to this Agreement including by providing an IRS Form W-9 or IRS Form W-8BEN (or such other form demonstrating an exemption from applicable withholding tax as may be reasonably requested by the other Party), provided that such Party is legally entitled to do so.

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6.	TERM AND TERMINATION.

6.1           Term. The term of this Agreement shall commence on the Effective Date and unless earlier terminated pursuant to the terms and conditions of this Section 6 (Term and Termination), shall expire upon the expiry of the METUCHEN Royalty Period (the “Term”).

6.2           Termination for Default. Upon the occurrence and during the continuation of any Event of Default, the non-defaulting Party shall have the right to terminate the Term of this Agreement in whole and pursue any other remedies provided under this Agreement or available at law or in equity, by providing the defaulting Party with a prior written notice specifying the basis of the default (a “Notice of Default”). An event of default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events (the “Event(s) of Default”):

(a)              the material breach or inaccuracy of any of the representations, warranties or covenants of HYBRID set forth in this Agreement, which breach or inaccuracy continues for a period ninety (90) calendar days after HYBRID’s receipt of METUCHEN’s Notice of Default;

(b)             the material breach or inaccuracy of any representations, warranties or covenants of METUCHEN set forth in this Agreement, which breach or inaccuracy continues for a period ninety (90) calendar days after METUCHEN’s receipt of HYBRID’s Notice of Default;

(c)               failure of METUCHEN to pay any undisputed amount due to HYBRID under this Agreement, which failure continues for a period of thirty (30) calendar days after METUCHEN’s receipt of HYBRID’s Notice of Default; or

(d)               failure of a Party to perform or comply with any other material obligation under this Agreement, including stagnation or cessation of commercial or development activities, provided that such failure is not cured within one hundred twenty (120) calendar days following the defaulting Party’s receipt of the Notice of Default from the non-defaulting Party (“Cure Period”), such Cure Period to be extendable for an additional thirty (30) days upon the payment of an extension fee of $25,000 by the curing party to the other party.

6.3         Termination for Convenience. In addition to the termination option my METUCHEN in Section 4 hereinabove, METUCHEN may terminate at any time after first anniversary without cause upon ninety (90) days' notice.

6.4          Termination for Reasons of Safety. METUCHEN may terminate at any time with notice following the withdrawal of Product from any market as a result of bona fide concerns based on specific and verifiable information that the Product is unsafe for administration to humans.

6.5	Effect of Termination or Expiration.

6.5.1        Effect of Expiration of METUCHEN Royalty Period or Term of Agreement. Upon expiration of the applicable METUCHEN Royalty Period of a Product or upon expiration of the Term of this Agreement, whichever occurs earlier METUCHEN shall have a fully paid-up, perpetual, exclusive license to use the HYBRID Technology (including, without limitation, sale, transfer or license to third parties) for the applicable Product(s) in the Field in the Territory including but not limited to all approved drug applications of any regulatory authority.

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6.5.2        Termination by HYBRID for Default. Upon termination of this Agreement by HYBRID pursuant to Section 6.2 (Termination for Default), the following shall occur:

(a)               except as necessary for METUCHEN to perform the activities set forth below), METUCHEN shall, at HYBRID's written request assign and transfer to HYBRID, all of METUCHEN's right, title, and interest in and to all regulatory filings, regulatory approvals, clinical trial agreements, and other data relating to the use, sale, offer for sale or importation of the Product in the Field in the Territory. Licensor shall pay Licensee for such transfer a fee equal to 50% of Licensee's documented costs to procure, register and maintain such filings, approvals agreements and other data;

(b)             the rights and licenses of METUCHEN’s sublicensees shall survive, provided that that such sublicensee agrees in writing that (i) HYBRID is entitled to enforce all relevant provisions directly against such sublicense and (ii) HYBRID shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of METUCHEN to such sublicensee, other than to permit such sublicensee to exercise any rights to Products that are sublicensed under such sublicense agreement.

6.5.3	Termination By METUCHEN for Default, Convenience.

(a)               Upon termination of this Agreement by METUCHEN pursuant to Section 6.2 (Termination for Default), in addition to the other rights and obligations of the Parties pursuant to Section 6, to the following shall occur:

a)	the licenses granted to METUCHEN under Section

2.1 (Grant of Licenses to METUCHEN) shall become fully-paid up and shall continue until terminated for a subsequent Event of Default pursuant to Section 6.2 (Termination for Default) (provided that in no event will HYBRID be required to provide a refund for any prior amounts paid); and

b)            other than the METUCHEN Royalty Payments or other payments due to be paid to HYBRID below, METUCHEN shall have no other payment obligations upon its termination of this Agreement provided, however, the foregoing shall not be construed to limit the right of HYBRID to recover damages from METUCHEN subject to the terms and conditions of this Agreement.

(b)             Upon termination of this Agreement by METUCHEN pursuant to Section 6.3 “Termination for Convenience,” the following shall occur:

METUCHEN shall, at HYBRID's written request assign and transfer to HYBRID, all of METUCHEN's right, title, and interest in and to all regulatory filings, regulatory approvals, clinical trial agreements, and other data relating to the use, sale, offer for sale or importation of the Product in the Field in the Territory. HYBRID shall pay METUCHEN for such transfer a fee equal to 50% of METUCHEN's documented costs to procure, register and maintain such filings, approvals agreements and other data.

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6.5.4        Additional Rights and Obligations of METUCHEN and HYBRID upon Termination or Expiration of the Agreement.

Upon termination or expiration of the Term of the Agreement for any reason, the following provisions shall apply:

(1)               Each Party shall return to the other Party or, as otherwise instructed, destroy the Confidential Information of the other Party in its possession except (a) for that Confidential Information necessary for a Party to exercise any of its rights under this Section 6.5 (Effect of Termination or Expiration), (b) that the legal department of the receiving Party and its outside counsel (if any) each may retain one copy of the Confidential Information received by the receiving Party, (c) for any Confidential Information contained on electronic media for archival or backup purposes, provided that such Confidential Information may not be used for any purpose other than a use permitted in this Agreement that extends beyond termination or expiration of the Agreement or for defending or enforcing any rights in connection with this Agreement, and (d) as otherwise provided herein. Each Party shall certify completion of the foregoing in writing within thirty (30) days of the expiration or termination of the Agreement. Notwithstanding the foregoing, return or destruction of Confidential Information does not abrogate the continuing obligations of the receiving Party under this Agreement.

(2)               Except as otherwise provided herein, each Party shall pay to the other any outstanding and undisputed amounts due and payable pursuant to this Agreement, including (a) any METUCHEN Royalty Payments that are due and payable from METUCHEN to HYBRID, and if a milestone payment has been earned in accordance with Schedule 4 (Payments) prior to the date that notice of termination has been sent to HYBRID, then METUCHEN shall be obligated to pay such milestone payment in accordance with Schedule 4 (Payments) unless the termination is due to a material breach of HYBRID. For clarity, unless the termination is due to a material breach of HYBRID if the milestone payment has been earned as described above and the notice is sent during the forty-five (45) day payment period, the milestone payment will continue to be due from METUCHEN to HYBRID.

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6.5.5        Survival. Notwithstanding anything contained herein to the contrary the following Sections of the Agreement shall survive the expiration or termination of the Term of this Agreement for any reason: Section 1 (Definitions) with respect to those defined terms in those provisions of the Agreement that survive; Section 4 (Payment Terms) with respect to any payment obligations that continue for any licenses that continue in accordance with the terms and conditions of this Agreement; Section 6.2 (Termination for Default) with respect to any licenses or other rights or obligations of the Parties that survive the Term of the Agreement, it being acknowledged by the Parties that any continuing licenses may be terminated in accordance with Section 6.2 (Termination for Default), in which case the Parties will have the applicable rights afforded to a Party upon termination for an Event of Default; Section 7 (Ownership and Other Proprietary Rights) only as the applicable terms and conditions apply to any licenses that continue; Section 8 (Confidentiality) subject to the scope of the licenses that may continue; Section 9.1 (Indemnification by HYBRID); Section 9.2 (Indemnification by METUCHEN); Section 9.3 (Procedures for Indemnification); Section 10 (Limitation on Liability); Section 11 (Dispute Resolution); Section 12 (Miscellaneous).

6.5.6        In the event of an alleged breach of this Agreement, the prevailing Party shall be entitled to reimbursement of all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such dispute, claim or litigation, including any appeal therefrom. For purposes of this Section, the determination of which Party is to be considered the prevailing party shall be decided by the court of competent jurisdiction or independent party (i.e., mediator or arbitrator) that resolves such dispute, claim or litigation.

7.	OWNERSHIP AND OTHER PROPRIETARY RIGHTS.

7.1              HYBRID Technology. Subject to the license, ownership and other rights, provided to METUCHEN herein including METUCHEN Technology rights as defined in this Section 7, HYBRID retains all right, title and interest in the HYBRID Technology.

7.2              METUCHEN Technology. METUCHEN owns all right, title and interest in and to the METUCHEN Technology. .

7.3	Rights in Work Product.

7.3.1	METUCHEN Rights.

(a)               METUCHEN owns all right, title and interest in any and all information and intellectual property in the Metuchen Work Product.

(b)               HYBRID shall not have any rights to the METUCHEN Work Product. HYBRID agrees not to knowingly, and not to knowingly assist Third Parties to, apply to register or register title to any intellectual property rights in the METUCHEN Work Product including the METUCHEN Developed Patents, the Licensed Work Product and the Developed Data.

7.3.2	HYBRID Rights.

(a)               HYBRID shall own all right, title and interest to any and all Work Product, including any and all intellectual property rights arising therefrom, with the exception of the METUCHEN Work Product (collectively, “HYBRID Work Product”).

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(b)               Subject to the rights to METUCHEN under this Section 7, METUCHEN shall not have any rights to the HYBRID Work Product except pursuant to: (a) and to the extent of the licenses granted to METUCHEN hereunder, (b) the Option granted to METUCHEN hereunder or (c) a separate written agreement to be negotiated between the Parties, which agreement would include commercial terms for the use of such other HYBRID Work Product by METUCHEN. All other rights to HYBRID Work Product not expressly granted to METUCHEN under this Agreement are reserved solely and exclusively to HYBRID.

7.4	Inventions.

7.4.1        Any HYBRID New Inventions and HYBRID New Patents shall (a) be considered part of the License for purposes of this Agreement, (b) automatically become subject to the exclusive license grant under Section 2.1 (Grant of Licenses to METUCHEN) without further act of either Party, and (c) be subject to all of the other applicable restrictions, terms and conditions set forth in this Agreement.

7.4.2        METUCHEN Inventions. METUCHEN shall own all right, title and interest to (a) any inventions conceived or reduced to practice by METUCHEN arising out of or relating to the METUCHEN Work Product (collectively, “METUCHEN Inventions”) and

(b) any Patents arising therefrom (“METUCHEN Developed Patents”).

7.4.3	Disclosure and Cooperation.

(a)               Each Party covenants to promptly and fully disclose to the other Party in writing each invention owned by the other Party that such Party conceives or reduces to practice under this Agreement. Such disclosure shall be made promptly, but in no event no later than any of the following: thirty (30) days prior to the filing of a patent application, or ninety (90) days prior to a public disclosure, or within 45 days of identification of a new invention as contained in company records.

(b)               A Party that creates an invention subject to a license or assignment under this Agreement (an “Inventing Party”), on behalf of itself and all Affiliates or applicable Third Parties, shall: (1) promptly disclose to the other Party any invention conceived by the Inventing Party that the other Party owns pursuant to the terms and conditions of Section 7.4 (Inventions); and (2) cooperate with the other Party to provide all assistance to and execute all documents reasonably required by such other Party to establish, assign, perfect, protect enforce and affirm any and all of such other Party’s rights with respect to the applicable invention. If the other Party, at any time, is unable for any reason to secure the signature of the Inventing Party, its Affiliates or applicable Third Parties (as the case may be) to any document required to file, prosecute, register or memorialize the assignment of any rights as set forth in the Agreement, the Inventing Party hereby irrevocably designates and appoints such other Party and such other Party’s duly authorized officers and agents as the Inventing Party’s agents and attorneys-in-fact to act for and on the Inventing Party’s behalf and instead of the Inventing Party to take all lawfully permitted acts to further the filing, prosecution, registration, memorializing of assignment, issuance and enforcement of such rights, all with the same legal force and effect as if executed by the Inventing Party. The foregoing is deemed a power coupled with an interest and is irrevocable at all times.

CONFIDENTIAL

7.5              Government Applications and Other Information. Any IND, NDA, abbreviated NDA (“ANDA”) or Scale Up and Post Approval Changes (“SUPAC”) and any applications for Marketing Approval, Price Approval or any other approval from a Governmental Authority or Regulatory Agency, and any information directly related thereto including communications with the applicable Regulatory Agency together with the information and data contained therein shall be owned by METUCHEN or its Affiliates and shall be treated as METUCHEN Confidential Information in accordance with Section 8 (Confidentiality) of this Agreement.

7.6              Trademarks. All rights to and ownership of the METUCHEN Trademarks shall remain with METUCHEN, including any good will associated therewith. All rights to and ownership of the HYBRID Trademarks shall remain with HYBRID, including any good will associated therewith, METUCHEN shall have the sole right to market the Products under its own trade names and trademarks or those licensed by METUCHEN, subject to the terms and conditions contained in this Agreement, including the license provisions contained in Section 2.1 (Grant of Licenses to METUCHEN). METUCHEN also shall have the right to authorize one or more Third Parties to market Product(s) under the trade name, trademark or brands of one or more Third Parties, subject to the terms and conditions contained in this Agreement, including the license provisions contained in Section 2.1 (Grant of Licenses to METUCHEN). HYBRID shall have no rights to use METUCHEN Trademarks and shall restrict its sublicensees from using METUCHEN Trademarks.

7.7              Patent Marking. Both Parties shall mark any products, including the Products, sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of sale thereof.

7.8              Cooperation of Third Parties. Each Party represents and agrees that all of its employees and all of its Affiliates’ employees acting under its or its Affiliates’ authority under this Agreement shall be obligated under a binding written agreement, relevant law, or established corporate policy to assign to the other Party such other Party’s rights as set forth in this Agreement. In the case of all others acting in the performance of a Development Plan and Development Strategies Program on behalf of either Party, such as consultants, subcontractors, licensees, sublicensees, outside contractors, clinical investigators, agents, or non-employees working for non- profit academic institutions, such others also shall be obligated under an agreement that meets the criteria of the preceding sentence, unless otherwise approved in writing by the other Party. Each Party agrees to undertake to enforce the agreements referenced in this Section (including, where appropriate, by legal action).

7.9              No Encumbrances. Except as expressly provided in this Agreement, HYBRID shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in (e.g., as collateral for a loan or other financing) or otherwise encumber any HYBRID Technology necessary for the research, development, manufacture or commercialization of the Product in the Field in the Territory without the prior written consent of METUCHEN.

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7.10	Registration and Maintenance of Intellectual Property.

7.10.1	Prosecution.

(a)               METUCHEN shall make commercially reasonable efforts to be responsible for any and all legal proceedings surrounding the development, commercialization and sale of the Product within the Territory, at METUCHEN's sole expense. The foregoing includes, without limitation, patent post-grant proceedings/oppositions, patent litigation (both enforcement and defense) including Paragraph IV litigation and product liability litigation with the exception of product already sold or marketed by HYBRID or by its representative or licensee. HYBRID shall reasonably cooperate with METUCHEN in such endeavors in circumstances where the participation of HYBRID as the patent holder of licensed patent rights is necessary or useful at no additional cost, except for reimbursed expense for travel and lodging.

(b)               Subject to the terms and conditions of this Agreement, METUCHEN undertakes to use commercially reasonable efforts in preparing, filing and prosecuting, and shall control and be responsible for preparing, filing, prosecuting and maintaining, all Patents relating to the Product, provided that METUCHEN shall cover expenses related thereto incurred with respect to such activities inside the Territory. HYBRID shall promptly cooperate with any reasonable request from METUCHEN to: (i) add PRODUCT-related disclosures to HYBRID Patent Rights in the Territory; and (ii) file any new patent application(s) related to PRODUCT or formulations or uses thereof that capture any previously undisclosed subject matter that may support any claim directed to the composition or formulation of the Product or a method of treating INDICATION by administration of the Product.

(c)               During the Term, without the prior written consent of METUCHEN, HYBRID shall not: (1) cancel, revoke or withdraw; (2) admit to be invalid or unenforceable through disclaimer, or surrender during a reissue or reexamination; (3) abandon, the HYBRID Patent Rights; or (4) (A) disclaim the term of any issued US patents licensed to METUCHEN hereunder that include at least one claim directed solely to the composition or formulation of the Product or a method of treating INDICATION by administration of the Product

7.10.2        METUCHEN March-In Rights. If HYBRID decides not to: (a) prosecute HYBRID Patent Rights; (b) pay a maintenance fee and/or annuities for any HYBRID Patents Rights in the Territory; or (c) take any other action necessary for the continued existence of the HYBRID Patents Rights in the Territory, HYBRID shall promptly notify METUCHEN in writing; provided, however, to the extent reasonably practicable under the circumstances, HYBRID shall use commercially reasonable efforts to provide such notice not less than thirty (30) calendar days prior to a non-extendable response or deadline is due before the United States Patent and Trademark Office or other analogous agency anywhere within the Territory. Within thirty (30) calendar days of receipt of such notice, METUCHEN shall have the right, in its sole discretion, to take an assignment of such HYBRID Patents Rights in the Territory (such HYBRID Technology thereafter becoming METUCHEN Technology) (collectively a “HYBRID Assignment”).

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7.10.3	Assignment.

(a)               In the event of a HYBRID Assignment pursuant to Section 7.10.2 (METUCHEN March In Rights), the Parties acknowledge and agree any Assigned Materials shall be removed from the HYBRID Patents as of the date of a HYBRID Assignment.

(b)               Any items identified in or covered by the HYBRID Assignment shall be referred to as the “Assigned Materials”) (as appropriate). Upon the request of the non-assigning Party, the assigning Party shall execute: (1) any appropriate documentation necessary to assign, cede and grant to the non-assigning Party all right, title, interest and possession in, to and under the Assigned Materials; and (2) any instruments to maintain, register, renew, defend, enforce and/or assign any and all Patents, service marks, trademarks, trade dress, product configuration, trade secrets, copyrights and/or any other intellectual property rights in relation to, associated with and/or arising from the Assigned Materials. Notwithstanding the foregoing, each Party represents and warrants that, as applicable, it shall not contest, deny or take any action inconsistent with the other Party’s ownership in or validity of the Assigned Materials pursuant to this Section 7.10 (Registration and Maintenance of Intellectual Property).

7.11	Enforcement.

7.11.1    Notification. Each Party acknowledges and agrees that it shall notify the other Party in writing of any known or suspected Third Party activity that may (a) infringe the HYBRID Patent Rights (the “Infringing Activity”), or (b) otherwise affect or interfere with the licenses granted to such HYBRID Patent Rights under this Agreement, which notice shall include a reasonably detailed and complete description of the Infringing Activity as is known by such Party. Notwithstanding the foregoing, the notifying Party shall not be obligated to provide to the other Party any of its attorney-client privileged material or any information that the notifying Party is prohibited to disclose pursuant to an agreement between the notifying Party and a Third Party.

7.11.2	Right to Institute Action Regarding Infringing Activity.

(a)               If the Infringing Activity infringes any of the following in the Territory: (1) a METUCHEN Developed Patent, or (2) a patent under which HYBRID has any HYBRID Patent Right or that is a HYBRID Developed Patent and which same patent includes a claim that is directed solely to the composition or formulation of the Product or a method of treating that falls within the Field by administration of the Product, then METUCHEN shall have the first right, at its sole cost and expense, to commence any Action against such Infringing Activity and only to the extent of the scope of the licenses granted to METUCHEN under subsection (a)(i) of Section 2.1 (Grant of Licenses to METUCHEN).

(b)               If the Infringing Activity infringes a HYBRID Patent Right other than as set forth in 7.11.2(a) above then only to the extent of the scope of such exclusive license, HYBRID shall have the first right, at its sole cost and expense, to commence any Action.

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(c)               The Party that has a first right to institute an Action pursuant to subsections (a) and (b) of this Section 7.11.2 shall be referred to as the “Instituting Party”. The Instituting Party shall have sole control of any such Action including any settlement negotiations in accordance with Section 7.11 and subject to the requirements of Section 7.11.7 (Settlement); provided, however, the other Party (the “Co-Party”) may, at its own expense, actively participate in the conduct of any such Action and, in any event, may provide ongoing comments and advice regarding its position in the dispute which comments the Instituting Party shall consider in good faith.

7.11.3    Co-Party Enforcement. If the Instituting Party does not commence an Action pursuant to Section 7.11.2 (Right to Institute Action Regarding Infringing Activity) within twenty (20) calendar days of notice pursuant to Section 7.11.1 (Notification), then the Co-Party shall have the right, at its sole cost and expense, to commence any Action that the Co-Party reasonably deems appropriate in accordance with the terms of this Section 7.11 (Enforcement). The Co-Party shall, at its sole cost and expense, commence any action that the Co-Party reasonably deems appropriate including notifying the infringer to cease and desist all such Infringing Activity, filing a complaint and instituting a lawsuit.

7.11.4	Paragraph IV Notices.

Each Party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto) claiming that any HYBRID Patent Right or HYBRID New Patents covering any Product is invalid or that infringement will not arise from the development, manufacture, use or commercialization in the United States of such Product by a Third Party. Upon the giving or receipt of such notice (provided such notice challenges a patent under which HYBRID has any HYBRID Patent Right or that is a HYBRID New Patent and which same patent includes a claim that is directed solely to the composition or formulation of the Product or a method of treating INDICATION by administration of the Product), then METUCHEN shall have the first right, but not the obligation, to commence any applicable Action in the United States and only to the extent of the scope of the licenses granted to METUCHEN under subsection (a)(i) of Section 2.1 (Grant of Licenses to METUCHEN).

7.11.5	Joinder and Cooperation.

(a)               Joinder. For any Action instituted by one Party, the other Party acknowledges and agrees that upon request of instituting Party, such other Party shall join as necessary for standing to commence and maintain the Action.

(b)               Cooperation. For any Action, METUCHEN and HYBRID shall use commercially reasonable efforts to assist and cooperate with the Instituting Party.

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(c)                 Reimbursement. The Instituting Party shall reimburse the Co-Party for: (1) any reasonable and pre-approved costs related to joining the Action pursuant to subsection (a) above and (2) any costs related to assisting and cooperating with the Instituting Party pursuant to subsection (b) above. Notwithstanding the foregoing, the Instituting Party shall have sole control of any such Action including any settlement negotiations in accordance with Section 7.11.7 (Settlement).

7.11.6    Recovery. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 7.11 (Enforcement) shall applied as follows:

(a)               First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action; and

(b)                Second, any amounts remaining shall be retained by the Instituting

Party.

7.11.7    Settlement. In the event any settlement of such an Action would, in any manner as determined by the Co-Party in its reasonable discretion, reasonably affect any of the rights of the Co-Party under this Agreement, then prior to settling such Action with the infringing Third Party(ies), the Instituting Party must first obtain the prior approval of the Co-Party only, which approval shall not be unreasonably withheld or delayed as long as the rights of the Co-Party are not impaired, reduced, restricted or otherwise limited by such settlement in which case the Co-Party shall have the sole and absolute right to deny or withhold approval of such settlement.

8.	CONFIDENTIALITY.

8.1              METUCHEN Confidential Information. HYBRID acknowledges and agrees that “METUCHEN Confidential Information” means any materials, data, and information of any type whatsoever, in whatever form or media, whether or not marked as “confidential” and/or “proprietary,” that is disclosed to or becomes known by HYBRID, and which is not generally known to the public or throughout the trade, or which could reasonably be expected to be valuable to any of METUCHEN and its Affiliates or a competitor of any of METUCHEN and its Affiliates including all the records of METUCHEN and any other secret, sensitive or confidential material related to the business generally, including any information, work in progress, trade secrets, data or other secret, sensitive or confidential material, and any business technology, business strategies, accounting, marketing, products, systems, formulae, practices, processes, customers or projects of METUCHEN or its Affiliates that are created, accessed, viewed, learned, obtained, disclosed to or become known by HYBRID pursuant to this Agreement including METUCHEN Work Product, and any information or matter subject to the terms of, or otherwise transmitted to METUCHEN by HYBRID pursuant to, this Agreement. HYBRID shall: (a) hold such METUCHEN Confidential Information in strict confidence; (b) not disclose such METUCHEN Confidential Information to any Third Party except as expressly permitted by this Agreement; and (c) use such METUCHEN Confidential Information only as necessary for HYBRID’s performance of its obligations under this Agreement.

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8.2              HYBRID Confidential Information. METUCHEN acknowledges and agrees “HYBRID Confidential Information” means any materials, data, and information of any type whatsoever, in whatever form or media, whether or not marked as “confidential” and/or “proprietary,” that is disclosed to or become known by METUCHEN and which is not generally known to the public or throughout the trade, or which could reasonably be expected to be valuable to HYBRID and/or its Affiliates and/or a competitor of HYBRID and/or its Affiliates including all the records of HYBRID and any other secret, sensitive or confidential material related to the business generally, including any information, work in progress, trade secrets, data or other secret, sensitive or confidential material, and any business technology, business strategies, accounting, marketing, products, systems, formulas, practices, processes, customers or projects of HYBRID or its Affiliates that are created, accessed, viewed, learned, obtained disclosed to or become known by METUCHEN or its Affiliates during the Term, but excluding any METUCHEN Confidential Information. METUCHEN shall: (a) hold such HYBRID Confidential Information in strict confidence; (b) not disclose such HYBRID Confidential Information to any Third Party except as expressly permitted by this Agreement, including to Third Parties that are performing services for METUCHEN or its Affiliates in connection with the activities of METUCHEN and its Affiliates under the Agreement, provided that any such Third Party is subject to written obligations of confidentiality and nondisclosure similar to those set forth in this Agreement protecting the HYBRID Confidential Information; and (c) use such HYBRID Confidential Information only as necessary to perform the obligations of METUCHEN under this Agreement or otherwise develop and commercialize one or more Products under this Agreement. METUCHEN may use and disclose the HYBRID Technology to its Affiliates and as necessary to sublicensees of METUCHEN solely in accordance with the scope of the applicable licenses granted under Section 2.1 (Grant of Licenses to METUCHEN), provided that any sublicensee is subject to written obligations of confidentiality and nondisclosure similar to those set forth in this Agreement protecting the HYBRID Confidential Information and METUCHEN otherwise complies with its obligations under subsection (a)(1) of Section 2.3 (Sublicenses) (the METUCHEN Confidential Information and the HYBRID Confidential Information collectively shall be referred to as the “Confidential Information”).

8.3              Exceptions to Confidential Information. As used herein, the term Confidential Information shall not include information:

(a)               that is publicly available or later becomes available other than through a breach of this Agreement;

(b)               subsequently lawfully obtained by the recipient from a Third Party without obligations of confidentiality with respect to such Confidential Information; or

(c)               already in the lawful possession of the recipient, as evidenced by written records, provided that such information was not acquired directly or indirectly from the disclosure.

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8.4              Disclosure Rights. Notwithstanding Sections 8.1 (METUCHEN Confidential Information) and 8.2 (HYBRID Confidential Information), subject to the terms of this Section 8.4 (Disclosure Rights), either Party may disclose the other Party’s Confidential Information in response to: (a) an order from a Governmental Authority; (b) in response to a Party in litigation, provided that an appropriate protective order has been entered; or (c) if such disclosure is necessary to comply with any other Legal Requirements applicable to the disclosing Party. If the receiving Party or any of its employees or agents are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the disclosing Party, the receiving Party shall use commercially reasonable efforts not to disclose the Confidential Information without providing the disclosing Party at least twenty-four (24) hours prior written notice of any such request or requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided, however, to the extent a disclosure of Confidential Information is requested or required by a Third Party (including Governmental Authority) during the pendency of a proceeding (e.g., hearing, deposition, etc.) without advance notice of such request to the receiving Party but such Confidential Information is subject to a protective or other order or agreement protecting the confidentiality of such Confidential Information, then the receiving Party shall have the right to disclose such Confidential Information only to the extent requested or required and within the protection of the applicable order or agreement; provided further, that the receiving Party shall so advise the disclosing Party of such disclosure as soon as reasonably practicable under the circumstances to the extent permitted taking into consideration the nature of the proceedings. Notwithstanding the foregoing, the receiving Party shall exercise its best efforts to preserve the confidentiality of the Confidential Information including by cooperating with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. If the receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the disclosing Party, the receiving Party shall promptly and fully notify the disclosing Party of all facts known to it concerning such unauthorized use or disclosure.

8.5              Ownership of Confidential Information. Except as provided in this Agreement, Confidential Information furnished by either Party under the Agreement shall remain the disclosing Party’s property.

8.6              No Licenses or Other Rights. The Parties hereby agree that no right or license under any patent, copyright, trademark or other intellectual property right is granted, or is construed to be granted, to either Party except as provided by the terms and conditions of this Agreement.

9.	INDEMNIFICATION AND INSURANCE.

9.1              Indemnification by HYBRID. Subject to the terms of Section 9.3 (Procedures for Indemnification), HYBRID shall indemnify, defend and hold METUCHEN, its Affiliates and their respective directors, officers, shareholders, employees, representatives, agents, successors and permitted assigns (“METUCHEN Indemnified Parties”) harmless from and against any and all any and all Third Party liabilities, losses, claims, demands, obligations, judgments, causes of action, assessments, fines, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Third Party Claims”), that arise out of or in connection with: (a) a breach or inaccuracy of any representation, warranty or covenant made by HYBRID in Section 5 (Representations, Warranties and Covenants) of this Agreement; (b) a material breach of this Agreement by HYBRID; (c) any negligence, willful or reckless actions or misconduct of HYBRID, its Affiliates or any of their respective employees, agents or subcontractors; (d) any personal injury, including death, or damage to tangible property caused by the negligent or intentional acts of HYBRID, its Affiliates or any of their respective employees, agents or subcontractors; and (e) any breach of HYBRID’s confidentiality obligations under Section 8 (Confidentiality) (f) any claims by any third parties, including but not limited to private parties and governmental agencies relating to products sold or distributed by HYBRID, or to marketing or promotional efforts by HYBRID, including by any agents, licensees or contracting parties of HYBRID. Notwithstanding the foregoing, HYBRID shall not be liable for any Third Party Claims to the extent caused by negligent or willful acts or omissions of the METUCHEN Indemnified Parties.

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9.2              Indemnification by METUCHEN. Subject to the terms of Section 9.3 (Procedures for Indemnification), METUCHEN shall indemnify, defend and hold HYBRID, its Affiliates and their respective directors, officers, shareholders, employees, representatives, agents, successors and permitted assigns (“HYBRID Indemnified Parties”) harmless from and against any and all Third Party Claims, that arise out of or in connection with: (a) a breach or inaccuracy of any representation, warranty or covenant made by METUCHEN in Section 5 (Representations, Warranties and Covenants) of this Agreement; (b) a material breach of this Agreement by METUCHEN; (c) any negligence, willful or reckless actions or misconduct of METUCHEN, its Affiliates or any of their respective employees, agents or subcontractors; (d) any personal injury, including death, or damage to tangible property caused by the negligent or intentional acts of METUCHEN, its Affiliates or any of their respective employees, agents or subcontractors; (e) any breach of METUCHEN’s confidentiality obligations under Section 8 (Confidentiality); and (f) any claim by a Third Party that the use, manufacture, sale, offer for sale or import of the Product in the Territory with respect to the METUCHEN Technology infringes upon, misappropriates or results from the misappropriation of, or violates the intellectual property or proprietary rights of a Third Party. Notwithstanding the foregoing, METUCHEN shall not be liable for any Third Party Claims to the extent caused by negligent or willful acts or omissions of the HYBRID Indemnified Parties.

9.3	Procedures for Indemnification.

9.3.1        General. In connection with any Third Party Claims or action for which a Party seeks indemnification (“Indemnified Party”) from the other Party (“Indemnifying Party”) in accordance with this Section, the Indemnified Party: (a) shall give the Indemnifying Party prompt written notice of the claim or action; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim; and (c) shall permit the Indemnifying Party to control the defense and settlement of the Third Party Claim; provided, however, that the Indemnifying Party may not settle the Third Party Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement: (y) materially adversely impacts the Indemnified Party’s rights; or (z) arises out of or is a part of any criminal action, suit or proceeding or contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnified Party. Further, the Indemnified Party, at its cost, may participate in the defense of the Third Party Claim through counsel of its own choosing.

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9.3.2        Contributory Negligence; Right of Contribution. Nothing contained herein shall bar a claim for contributory negligence or a Party’s right of contribution.

9.3.3        Right to Withhold Payments. During the time in which a Third Party Claim is pending, the Indemnified Party shall have the right to withhold any payments due to the Indemnifying Party until such time as the Third Party Claim has been settled or a final, non- appealable order of a court of competent jurisdiction has been entered with respect to such Third Party Claim, in which case the Indemnified Party shall pay the Indemnifying Party any withheld amounts less any amounts that the Indemnified Party may be required to pay, on behalf of the Indemnifying Party, with respect to any such settlement or judgment.

9.4              Insurance. Each Party shall maintain in effect at all times during the Term of this Agreement insurance with (a) a carrier with an A.M. Best rating of A-X or better with respect to HYBRID and (b) with a carrier with an A.M. Best rating of A-X or better with respect to METUCHEN. Such insurance shall include worker’s compensation in statutory amounts with respect to METUCHEN) and/or Employers Liability Insurance Policy as customary, product liability, errors and omissions, and general liability insurance in amounts not less than $2 million per occurrence and $4 million annual aggregate for all claims against all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with each Party’s activities under this Agreement. Both Parties shall designate the other Party and its Affiliates as “additional insureds” in respect of its liability (i.e., the additional insureds’ liability) for any act and/or omission of the primary insured on products/completed operations liability and general liability policies. Each Party shall, on or before the Effective Date and thereafter upon the other Party’s reasonable request, provide the other Party with certified copies of all applicable endorsements and certificates of insurance, both evidencing such coverage, which shall also state that such other Party shall be provided a minimum of thirty (30) calendar days prior written notice of any cancellation and of any change in material terms of coverage. Upon a Party’s request, the other Party also shall provide the requesting Party with certified copies of the involved insurance policy or policies within fifteen (15) calendar days of such request. Each Party shall obtain or otherwise arrange for appropriate levels of insurance coverage for all subcontractors performing work under this Agreement. Each Party shall maintain, in its files, evidence of all subcontractors’ insurance coverage and shall provide proof of such coverage to the other Party upon such Party’s request. In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided as described above, upon written request from a Party, the other Party shall provide the requesting Party with a certified copy of the involved insurance policy or policies within ten (10) business days of receipt of such request. All notices and copies of policies, endorsements, certificates and other proof of coverage obtained by a Party as required under this Section shall be sent to the other Party at the addresses set forth in Section 12.5 (Notices). The terms of this Section shall not be deemed to limit the liability of a Party hereunder, or to limit any rights a Party may have including rights of indemnity or contribution.

10.	LIMITATION ON LIABILITY.

10.1       General. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS0 ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT.

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10.2       Exclusions from Limitations of Liability. Notwithstanding anything contained herein to the contrary, the limitations of liability contained in this Section 10 (Limitation on Liability) shall not apply to obligations to indemnify for third party claims under Section 9.

11.	DISPUTE RESOLUTION.

11.1          Executive-Level; Arbitration. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, upon written notice of such dispute by either Party, the senior executive officers of METUCHEN and HYBRID shall meet to conduct face-to-face negotiations in an effort to resolve the dispute within ten (10) days of receipt of written notice. If these representatives are unable to resolve the dispute within ten (10) calendar days after the Parties have been notified in writing of the dispute, any unresolved dispute, controversy or claim shall be determined exclusively (subject to Section 11.3 (Equitable Relief) below) by an arbitration administered by the American Arbitration Association (“AAA”). The number of arbitrators shall be one (1) The arbitrator shall be selected in accordance with the AAA Arbitration Rules. The place of arbitration shall be New York City, New York.

11.2          Continued Performance. Except where clearly prevented by the issue in dispute, both Parties shall continue performing their obligations under this Agreement while the dispute is being resolved under this Section 11 (Dispute Resolutions) unless and until the dispute is resolved or until this Agreement is terminated as provided herein.

11.3          Equitable Relief. Notwithstanding anything contained in this Agreement to the contrary, either Party shall have the right to apply to any court of competent jurisdiction for provisional relief, including pre-arbitral attachments, a temporary restraining order, temporary injunction, permanent injunction and/or order of specific performance, as may appear reasonably necessary to preserve the rights of either Party. The application of either Party to a judicial authority for such measures shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitrators.

11.4          Governing Law; Venue. This Agreement, and all the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed and enforced in accordance with the laws of the State of New York (excluding any conflict of laws provisions that would refer to and apply the substantive laws of another jurisdiction), except that issues relating to this arbitration clause and any arbitration hereunder shall be governed by the Federal Arbitration Act, Chapter 1 and 2.

11.5          Confidentiality. Except as may be required by law, neither Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

11.6          Fees and Expenses. The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, all of its Costs and Fees. “Costs and Fees” means all reasonable pre- award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out of pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees, as well as interest as permitted by New York law.

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11.7          Punitive Damages. Consistent with AAA International Arbitration Rules, the arbitrator shall not award punitive or exemplary damages.

11.8         Discovery/Document Exchange. Any discovery or document exchange shall be conducted in accordance with the AAA Guidelines for Arbitrators Concerning Exchanges of Information. Consistent with Guideline 6(b), the arbitrator shall not permit depositions, interrogatories, or requests for admission.

11.9          Executive Level Negotiation. At any time prior to or after the demand for arbitration is filed, either Party may request of the other Party executive level Negotiation. The Parties shall arrange a meeting of executive-level employee(s) within ten (10) days of such request; the ICDR and the arbitrator are empowered to stay proceedings pending the outcome of such negotiations; provided, however, that such a stay shall not exceed thirty (30) calendar days.

12.	MISCELLANEOUS.

12.1	Assignment.

(a)           Neither Party may assign nor delegate (except as permitted by Section 2.2 (Sublicenses)) this Agreement, or any part thereof, to a Third Party by operation of law or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that without the consent of the other Party: (1) HYBRID shall have the right to assign this Agreement to a successor to all or substantially all of the business to which this Agreement relates; and (2) METUCHEN shall have the right to assign this Agreement to any Affiliate of equal or greater financial viability to METUCHEN or to a successor to all or substantially all of the business to which this Agreement relates.

(b)           To the extent that HYBRID requests that the Agreement be assigned to an Affiliate of HYBRID, HYBRID acknowledges that METUCHEN’s consent may be conditioned on HYBRID guaranteeing in a written agreement with METUCHEN the performance of the HYBRID Affiliate and, to the extent HYBRID remains the owner of any of the HYBRID Technology, ensuring that such assignment does not adversely impact the rights of METUCHEN under the Agreement with respect to the licenses and ownership rights granted to METUCHEN under the Agreement.

(c)           The assigning Party shall notify the other Party of any permitted assignment under this Section promptly after the assignment has been completed. Any assignment or delegation in circumvention of the foregoing provisions of this Section shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

CONFIDENTIAL

(d)           Notwithstanding the foregoing, any Third Party to which this Agreement and the obligations hereunder may be assigned pursuant to this Section must agree, as a condition to such assignment, to be bound by the terms and conditions of this Agreement.

12.2          Benefits of Agreement. The licenses and other rights granted to METUCHEN or HYBRID under this Agreement extend to present and future Affiliates of METUCHEN or HYBRID (as appropriate) subject to the terms and conditions of this Agreement; provided, however, that a Party to this Agreement shall have the right to revoke, terminate or otherwise limit such licenses or rights as relates to one of its own Affiliates.

12.3	Media Releases and Public Disclosures of Agreement.

12.3.1    No Release. Subject to Section 12.3.2 (Security Laws Compliance), neither Party shall issue or make any media release or public announcement (including any announcements made via any posting on the Internet), or disclosure subject to Regulation FD promulgated under the Securities Exchange Act of 1934, as amended, or other similar publicity announcing the existence of this Agreement or relating to any term or condition of this Agreement or the relationships created by this Agreement without three (3) Business Days’ prior written notice to the other Party and the prior written agreement of the other Party. Notwithstanding the foregoing, each Party shall be permitted to disclose the terms of this Agreement to a potential or actual investor or purchaser of such Party, or to an investment bank retained for the purpose of identifying and facilitating a transaction with a potential investor or purchaser of such Party, provided that (a) in the case of disclosures by HYBRID, such disclosures shall not be to competitors of METUCHEN and its Affiliates and (b) any disclosure must be subject to a written agreement with the applicable Third Party protecting the confidentiality of such information.

12.3.2    Security Laws Compliance. Each Party acknowledges that the other Party may, upon advice of its legal advisors, be required by applicable securities laws and/or stock exchange rules to issue a public statement regarding the existence of this Agreement and/or file a copy of this Agreement with its applicable securities regulators. The Party required to make any such filing or disclosure shall, upon the request of the other Party, furnish to such other Party a legal opinion from its legal advisors indicating that such Party is subject to such filing and/or disclosure requirement. If a Party is required to so file a copy of the Agreement or disclose the existence or content or information regarding this Agreement, it shall: (a) use all commercially reasonable efforts to ensure that only such information is disclosed as is absolutely necessary to meet the applicable filing and/or disclosure requirements; and (b) provide a copy of such proposed public statement or disclosure to the other Party along with a copy of any application for confidential treatment to be submitted therewith, for review in as far in advance of the required filing date as is reasonably practicable. Upon any reasonable objection to such public statement or disclosure by the other Party, the Parties shall work in good faith to resolve the issues giving rise to such objection, including redacting portions of such public statement or disclosure as mutually agreed by the Parties. Each Party shall act in a timely and responsive manner in order to meet the other Party’s filing requirements to timely meet its filing and disclosure obligations. The Parties acknowledge and mutually agree that this Section is not intended to, and shall not be used by either Party as a means to, circumvent the general restrictions set forth in subsection (a) above.

CONFIDENTIAL

12.3.3    Approvals, Consents or Notices. Any approvals, consents or notices required by this Section shall be made or sent as follows: (a) with respect to METUCHEN, METUCHEN’s Chief Executive Officer; and (b) with respect to HYBRID, HYBRID’s Chief Executive Officer.

12.4          Force Majeure. In the event a Party’s performance of its obligations under this Agreement is delayed or prevented by Force Majeure, the non-performing Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the non-performing Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modifications of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, if the period of any previous actual non-performance of a Party because of Force Majeure conditions plus the anticipated future period of non-performance because of such conditions will exceed an aggregate of one hundred twenty (120) days, then the Party unaffected by such event may terminate this Agreement for an Event of Default by not less than sixty (60) days written notice of termination to the other Party; provided that, if the Force Majeure event ceases within such sixty (60) day period, this Agreement shall remain in full force and effect.

12.5          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed facsimile if sent during regular business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or at such other address as HYBRID or METUCHEN, respectively, may designate by ten (10) days advance written notice to the other Party.

If to HYBRID, to: Harold Hoium, 5200 Wilson Road, Suite 150, Edina, MN 55424

If to METUCHEN, to:1 Greg Ford, 200 US Hwy 9, Suite 500, Manalapan, NJ 07726

12.6          Execution of Additional Documents. Each Party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and the schedules attached hereto and carry out their respective provisions and terms.

12.7          No Waiver of Rights. No failure or delay on the part of either Party in the exercise of any power or right under the Agreement shall operate as a waiver thereof. No single or partial exercise of any right or power under the Agreement shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach under the Agreement.

1 NTD: to be completed by the parties

CONFIDENTIAL

12.8          Severability. In case any one or more of the provisions contained in the Agreement shall, for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability, shall not affect any other provision of the Agreement, but the Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained in the Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated in the Agreement to be impossible and provided that the performance required by the Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

12.9	Construction.

(a)            The Section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

(b)             Wherever any provision of the Agreement uses the terms “include,” “includes,” or “including”, such term shall be deemed to mean “include, without limitation,” “includes, without limitation” and “including, without limitation” or “include, but not limited to,” “includes, but not limited to,” or “including, but not limited to.”

(c)               Any reference to “days” means calendar days unless otherwise specified in the Agreement.

(d)               The recitals set forth at the start of the Agreement, along with the Schedules, Exhibits, Attachments and Addenda to the Agreement, and the terms and conditions incorporated in such recitals, Schedules, Exhibits, Attachments and Addenda shall be deemed integral parts of the Agreement, are hereby incorporated by reference and all references in the Agreement to the “Agreement” shall encompass such recitals, Schedules, Exhibits, Attachments and Addenda and the terms and conditions incorporated in such recitals, Schedules, Exhibits, Attachments and Addenda.

(e)               Unless otherwise explicitly stated, in the event of any conflict between the terms and conditions of the main body of the Agreement and the terms and conditions of any of the Schedules, Exhibits, Attachments or Addenda to the Agreement, the terms and conditions of the main body of the Agreement shall prevail.

(f)                Any terms and conditions that may be set forth in any invoice or order form (other than quantities and prices consistent with the Agreement) are void and of no force and effect.

(g)               This Agreement has been prepared jointly and shall not be strictly construed against either Party. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of the Agreement.

(h)               The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

(i)                 Except as otherwise expressly set forth in the Agreement, under no circumstances does a Party to the Agreement, as a result of the Agreement, or due to the financing by it of any activity performed by the other Party under this Agreement, obtain any ownership interest in or other right or license to any technology, regulatory submissions or intellectual property of the other Party, including items owned, acquired, licensed or developed by the other Party, or transferred by the other Party to such Party at any time pursuant to the Agreement.

(j)                 Unless otherwise set forth in the Agreement, all references to Sections, Exhibits, Attachments, Addenda and Schedules in the Agreement are to Sections, Exhibits, Attachments, Addenda and Schedules of and to the Agreement.

12.10      Counterparts. The Agreement, or any part thereof requiring signing by the Parties, may be executed in two or more counterparts, each of which shall be an original as against any Party whose signature appears thereon but both of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement, and those parts thereof requiring signing by the Parties, shall be legal and binding on both Parties.

12.11      Amendments. No amendment or modification of or supplement to the terms of this Agreement or the schedules attached hereto shall be binding on either Party unless reduced to writing and signed by both Parties.

12.12      Entire Agreement. This Agreement, together with all of the Schedules, Exhibits, Attachments and Addenda hereto, sets forth the entire, final and exclusive agreement between the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties. For the avoidance of doubt, this Agreement supersedes the Confidential Disclosure Agreement, dated June 15, 2011, it being acknowledged and agreed by the Parties that any Confidential Information of a Party disclosed thereunder shall be subject to the confidentiality and non-disclosure terms and conditions set forth in this Agreement. The Recitals are hereby incorporated into this Agreement by this reference. This Agreement may be modified only pursuant to a writing executed by authorized representatives of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HYBRID.		METUCHEN

By:	/s/ Harold Hoium	By:	/s/ Greg Ford
Name:	Harold Hoium	Name:	J. Gregory Ford

March 24, 2020		March 24, 2020